Exhibit 99.4

Consent of Morgan Stanley & Co. Limited

We hereby consent to the use in the registration statement of The Nasdaq Stock Market, Inc. (“Nasdaq”) on Form S-4 and in the proxy statement/prospectus of Nasdaq, which is part of the registration statement, of our opinion dated May 24, 2006 appearing as Annex E to such prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary of the Offer—Opinions of Financial Advisors—Opinion of Morgan Stanley & Co. Limited and Credit Suisse Securities (Europe) Limited”, “The Offer—Background of the Offer”, “The Offer—Nasdaq’s and OMX’s Reasons for the Offer”, and “The Offer—Opinions of Morgan Stanley & Co. Limited and Credit Suisse Securities (Europe) Limited—Financial Advisors to OMX”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LIMITED

By:	/s/ Caroline Silver
Caroline Silver Managing Director

7 August 2007